Exhibit 3.1

Articles of Amendment of the
Articles of Incorporation of
MISCOR Group, Ltd.

The undersigned officer of MISCOR Group, Ltd., an Indiana corporation (the “Corporation”), pursuant to the provisions of the Indiana Business Corporation Law, as amended, (the “Act”), desiring to give notice of corporate action effectuating amendment of certain provisions of its Amended and Restated Articles of Incorporation (the “Amendment”), hereby certifies the following facts:

ARTICLE I
AMENDMENT

Section 1.  The date of incorporation of the Corporation is April 12, 2004.

Section 2.  The name of the Corporation following this amendment shall be MISCOR Group, Ltd.

Section 3.  The exact text of Article III of the Amended and Restated Articles of Incorporation of the Corporation is now as follows:

“Article III
Amount of Capital Stock

The total number of shares of capital stock which the Corporation has authority to issue is Twenty Million Eight Hundred Thousand (20,800,000), consisting of 20,000,000 shares of common stock without par value (“Common Stock”) and 800,000 shares of preferred stock without par value (“Preferred Stock”).”

ARTICLE II
DATE OF EACH AMENDMENT’S ADOPTION

The date of the Amendment’s adoption is February 7, 2008.

ARTICLE III
MANNER OF ADOPTION AND VOTE

Section 1.  Action by Directors.  At a special meeting of the Board of Directors held on November 19, 2007, the Board of Directors of the Corporation adopted resolutions, which resolutions were subsequently modified pursuant to a unanimous written consent of the Board of Directors dated December 3, 2007, (a) approving the Amendment, (b) directing that it be submitted to the shareholders entitled to vote in respect of the Amendment, and (c) recommending the adoption of the Amendment by the shareholders.

Section 2.  Action by Shareholders.  The shareholders of the Corporation entitled to vote in respect to the Amendment adopted the proposed Amendment.  The Amendment was adopted by a vote of such shareholders during a meeting called by the Board of Directors.  The result of such vote is as follows:

Shares entitled to vote:	11,120,550
Number of shares represented at the meeting:	8,585,832
Shares voted in favor:	8,585,832
Shares voted against:	-0-

ARTICLE IV
COMPLIANCE WITH LEGAL REQUIREMENTS

The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned officer hereby executes these Articles of Amendment of the Articles of Incorporation and hereby verifies, subject to the penalties of perjury, that the statements contained herein are true this 7th day of February, 2008.

MISCOR Group. Ltd.

By:	/s/ Richard J. Mullin
Name: Richard J. Mullin
Title: Vice President, Treasurer and Chief Financial Officer